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                                                                    EXHIBIT 99.1

((OSI)(TM) PHARMACEUTICALS LOGO)

                                                                    NEWS RELEASE

Contact: OSI Pharmaceuticals, Inc.            Burns McClellan (representing OSI)
         Kathy Galante                        Jonathan Nugent (Investors)
         Director                             Kathy Jones, Ph.D. (Media)
         Investor / Public Relations          (212) 213-0006
         631-962-2000

            OSI PHARMACEUTICALS ANNOUNCES ACQUISITION OF ALL MINORITY
           INTEREST SHARES OF PROSIDION LIMITED, UK-BASED DIABETES AND
                               OBESITY SUBSIDIARY

MELVILLE, N.Y., APRIL 18, 2005 - OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that it has completed a stock-for-stock exchange resulting in the acquisition of all minority interest shares of the Company's majority-owned UK-based diabetes and obesity subsidiary, Prosidion Limited. A total of 84,940 new shares of OSIP were issued in exchange for the 286,200 minority interest shares of Prosidion, which represents 2.7 percent of Prosidion shares. The issued OSIP shares represented an approximately 0.17% dilution of total OSIP shares outstanding.

"The transaction is a vote of confidence in our rapidly evolving diabetes and obesity programs and represents a firm commitment by the OSI board and management team to maximizing the value we believe to be inherent in these R&D programs," stated Colin Goddard, Ph.D., Chief Executive Officer of the Company.

The Company will continue to operate its diabetes and obesity effort in its Oxford, UK facility as (OSI) Prosidion and Dr. Anker Lundemose, the Chief Executive Officer of Prosidion Limited, has been appointed Executive Vice President and President of (OSI) Prosidion and will join OSI's Executive Management Committee.

Prosidion Limited was formed in January 2003 and has, through internal R&D and an aggressive licensing and acquisition program, assembled a promising pipeline of diabetes and obesity product candidates. The most advanced of these is PSN9301, a dipeptidyl peptidase IV (DP-IV) inhibitor which was acquired, along with an associated intellectual property estate, from the German company Probiodrug AG in June 2004. PSN9301 is currently in Phase II clinical trials. In addition, drug candidates targeting the activation of glucokinase and the inhibition of glycogen phosphorylase, both key enzymes in the regulation of glucose metabolism, are expected to enter clinical trials this year.
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ABOUT OSI PHARMACEUTICALS

OSI Pharmaceuticals is a leading biotechnology company primarily focused on the discovery, development and commercialization of high-quality pharmaceutical products that extend life or improve the quality of life for cancer and diabetes patients worldwide. OSI's primary business remains oncology, but the Company has a second business interest in the area of diabetes through its subsidiary, Prosidion Limited, based in the United Kingdom. Tarceva(TM) (erlotinib), OSI's flagship product, is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in non-small cell lung cancer and pancreatic cancer. OSI exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for the approved oncology indications and markets Gelclair(R) Bioadherent Oral Gel for the relief of pain associated with oral mucositis.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

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